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                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                       TELEPHONE (617)570-1000
                                                       TELECOPIER (617) 227-9591

                             As of January 1, 1998

National Health Realty, Inc.
100 Vine Street, Suite 1400
Murfreesboro, TN 37130

     Re: Certain Federal Income Tax Matters

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as special REIT tax counsel to National Health Realty, Inc. (the "Company") in connection with the Company's joint registration statement on Form S-4 (the "Registration Statement") filed by the Company and by National HealthCare Corporation ("NHC") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an indeterminate amount of (i) shares of common stock of NHC and (ii) shares of common stock of the Company. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the following opinion, we have examined the Registration Statement, the Articles of Incorporation and Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon the representations of the Company and National HealthCare L.P. (the "Operating Partnership") regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

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                          GOODWIN, PROCTER & HOAR LLP


National Health Realty, Inc.
As of January 1, 1998
Page 2


     In rendering the opinion set forth herein, we have also assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

     Commencing with the Company's first taxable year ended December 31, 1998, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's proposed method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

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                          GOODWIN, PROCTER & HOAR LLP

National Health Realty, Inc.
As of January 1, 1998
Page 3


     We consent to being named as special REIT tax counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.


                                                    Very truly yours,

                                                    /s/

                                                    GOODWIN, PROCTER & HOAR LLP